Exhibit 99.1

American Medical Alert Corp. Announces Settlement with Purported Class Action Plaintiffs Regarding Merger with Tunstall Healthcare Group Limited

LONG ISLAND CITY, New York, December 13, 2011: American Medical Alert Corp. (Nasdaq: AMAC), today announced that AMAC and other named defendants have entered into a memorandum of understanding (MOU) with plaintiffs’ counsel in connection with the purported class action lawsuits filed in the Supreme Court of the State of New York, County of Nassau and in the Supreme Court of the State of New York, County of Queens, in connection with its proposed merger with Tunstall Healthcare Group Limited.

As previously announced, on September 22, 2011, AMAC entered into an Agreement and Plan of Merger (the Merger Agreement) with Tunstall and its wholly owned subsidiary, Monitor Acquisition Corp.  Under the terms of the MOU, AMAC will file a Current Report on Form 8-K supplementing certain disclosure in the definitive proxy statement filed by AMAC with the SEC on November 17, 2011 in connection with the merger.  The MOU reflects the parties’ agreement to resolve the allegations by the settling plaintiffs against AMAC and other defendants in connection with the Merger Agreement and provides a release and settlement by the purported class of AMAC’s shareholders of all claims against AMAC and other defendants and their affiliates and agents in connection with the Merger Agreement. The MOU and settlement are contingent upon, among other things, approval of the Supreme Court of the State of New York, Queens County, the closing of the merger and further definitive documentation.

AMAC and the other named defendants continue to believe that each of the lawsuits filed in connection with its proposed merger with Tunstall are without merit.

Contact details:

Randi Baldwin, Senior VP, Marketing and Program Development, AMAC
(516) 536 5850, ext. 3109

About AMAC

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates nine US-based communication centers under local trade names: HLINK OnCall, North Shore TAS, Live Message America, ACT Teleservice, MD OnCall, Capitol Medical Bureau, American MediConnect, Alpha Message Center and Phone Screen to support the delivery of high quality, healthcare communications. For more information, visit www.amac.com.

Cautionary Notice Regarding Forward-Looking Statements

Certain of the statements in this press release may constitute “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of AMAC to be materially different from the future results, performance or achievements express of implied by such forward-looking statements.  The words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “seeks,” “may” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon information presently available and are inherently subjective, uncertain and subject to change, due to any number of risks and uncertainties.  Certain factors that could cause actual events not to occur as expressed in the forward-looking statement include among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the merger due to the failure to obtain shareholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of required regulatory approvals related to the merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the effects of the local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties described in AMAC’s Annual Report on Form 10-K for the year ended December 31, 2010, under the caption “Risk Factors”, in AMAC’s subsequent Quarterly Reports on Form 10-Q,  and otherwise in AMAC’s reports and filings that it makes with the SEC.  You should not place undue reliance on any forward-looking statements, since those statements speak only as to the date that they are made.  Neither Tunstall nor AMAC has any obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this news release or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as otherwise may be required by law.

Additional Information

On November 17, 2011, AMAC filed a definitive proxy statement on Schedule 14A with the SEC in connection with the merger.  Investors are urged to read carefully such definitive proxy statement filed by AMAC with the SEC and other relevant documents filed with the SEC because they contain important information about the merger.

AMAC and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the AMAC shareholders in connection with the merger.  A description of the direct and indirect interests of these directors and executive officers which may be, in some cases, different than those of AMAC’s shareholders generally, is set forth in the definitive proxy statement relating to the merger described above. Additional information regarding AMAC’s directors and executive officers and their beneficial ownership of AMAC’s common stock is also set forth in AMAC’s annual meeting proxy statement on Schedule 14A filed with the SEC on November 17, 2011.

Investors may obtain a free copy of the proxy statements and other relevant documents filed by AMAC with the SEC at the SEC’s website at www.sec.gov.  In addition, investors may obtain free copies of the documents filed with the SEC by directing a written request to: American Medical Alert Corp., 36-36 33rd Street, Suite 103, Long Island City, NY 11106, Attention: Corporate Secretary or from AMAC’s website: www.amac.com.